UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 28, 2005

METASOLV, INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Delaware	0-17920	75-2912166
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5556 Tennyson Parkway, Plano, Texas	75024
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (972) 403-8300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement

On November 28, 2005, the Company’s Board of Directors adopted, by Unanimous Written Consent, an amendment to the compensatory arrangements of certain members of the Company’s Board of Directors. A copy of a resolution extracted from the Unanimous Written Consent approving the terms of the new compensatory arrangements is attached as Exhibit 10.39 hereto and is hereby incorporated by reference herein.

The resolution specifically amends the compensatory arrangements of the members of the Company’s Audit Committee, who are currently Terry L. Scott, its Chairman, and John E. Berndt and John W. White. The resolution relates to four of the Audit Committee meetings held during each year. Prior to the adoption of the resolution, the Company’s policy regarding payment for attendance of standing committees of the Board, as disclosed in its Proxy Materials dated April 13, 2005, had been that non-employee directors receive $1,500 for each Board of Directors meeting attended in person and for each standing committee meeting attended in person (other than on a Board of Directors meeting day) and $300 per meeting attended by teleconference.

The new compensatory arrangements provide that, retroactive to the July 27, 2005 Audit Committee meeting, the Audit Committee members should be paid as follows for quarterly meetings where the financial results press release is approved, the 10-Q is approved, and the Committee meets with and hears from the independent auditors concerning SAS61 matters: $1,500 to the Chairman of the Audit Committee for such meeting, and $750 to each member of the Committee for such meeting, regardless of whether attendance is in person or by teleconference, and regardless of whether it occurs on a regular Board of Directors meeting day.

Item 9.01	Financial Statements and Exhibits

Exhibit Number	Description

10.39	Resolution of the MetaSolv, Inc. Board of Directors Dated November 28,2005 Regarding Audit Committee Compensation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

METASOLV, INC.

Date: November 29, 2005	By:	/s/ Jonathan K. Hustis
Jonathan K. Hustis Executive Vice President –Legal, General Counsel, & Secretary Duly Authorized Officer on behalf of the Registrant